                                                           EXHIBIT 10.7
         AMENDMENT  NO. 1 TO BUSINESS LOAN AGREEMENT

    This Amendment No. 1 (the "Amendment") dated as of May 17, 1996, is between Bank of America Oregon (the "Bank") and CFI ProServices, Inc. (the "Borrower").

           RECITALS

       A. The Bank and the Borrower entered into a Business Loan Agreement dated as of November 8, 1995, (the "Agreement").

       B.     The Bank and the Borrower desire to amend the Agreement.

           AGREEMENT

       1. Definitions. Capitalized terms used but not defined in this Amendment shall have the meaning given to them in the Agreement.

       2.     Amendments. The Agreement is hereby amended as follows:


       2.1 In Subparagraph 1. 1 (a) of the Agreement, the amount "Seven Million Five Hundred Thousand Dollars ($7,500,000)" is substituted for the amount of "Five Million Dollars ($5,000,000)".

       2.2    New Paragraph 4.2 is added and shall read in its entirety:

       4.2 Document Execution. Borrower will execute and deliver to Bank all documents required by Bank, in Bank's sole discretion, to permit Bank to obtain a perfected security interest in all accounts receivables of Borrower. Required documents will include, without limitation, a UCC-1 Financing Statement and Bank's form of Security Agreement, acceptable to Bank. If on June 30, 1996 or September 30, 1996, the Borrower fails to comply with the covenants set forth in Section 6.3 or 6.4, then this security interest shall be effective immediately and Bank shall have the right to file the executed UCC-1 Financing Statements for the accounts receivable; provided, however, that Borrower shall have ninety (90) days from the date of noncompliance with the covenant in which to cure such noncompliance, and if so cured, the Bank shall file a UCC Termination Statement or Statements to terminate any such lien or liens.


       2.3    Amend 6.3 of the Agreement in its entirety to read as follows:

              6.3 Current Ratio. To maintain a ratio of current assets to current liabilities equal to at least the amounts indicated for each date specified below:


                           Date                   Ratio
                         June 30, 1996              0.90:1.0

                         September 30, 1996         0.95:1.0

              Borrower shall have a period of ninety (90) days to cure any noncompliance with this covenant.

       2.4    Amend 6.4 of the Agreement in its entirety to read as follows:
6.4 Maximum Funded Debt/EBITDA. To maintain a maximum funded debt/EBITDA cover ratio of at least the amounts indicated for each date specified below:


                           Date                     Ratio
              June 30, 1996                         2.50:1.0

              September 30, 1996                    2.50:1.0

"Funded Debt" is defined as the sum of total bank debt outstanding plus debts classified as notes payable and other long term liabilities.

"EBRMA" is defined as the sum of net income before taxes and dividends plus interest, plus depreciation and amortization.

Borrower shall have a period of ninety (90) days to cure any noncompliance with this covenant.

       2.5 New Subparagraph 6.6(d) is added and shall read as follows in its entirety:

  (d) Other debts allowed up to $10,000,000 aggregate if incurred through, or to finance, acquisitions.


       2.6 In Paragraph 7 of the Agreement, add subscript (iv) to read as follows:

              (iv)     immediately file the collateral documents described in
  Section 4.2 above with any governmental office the Bank deems necessary or convenient to perfect its security interest.

  3. Effect of Amendment. Except as provided in this Amendment, all of the terms and conditions of the Agreement shall remain in full force and effect.

     This Amendment is executed as of the date stated at the beginning of this Amendment.


Bank of America Oregon CFI ProServices, Inc.

By:    By:

Security Agreement
         Bank of America Oregon        (Receivables)

1. THE SECURITY. The undersigned CFI Pro Services, Inc., an Oregon Corporation, ("Borrower") hereby assigns and grants to Bank of America Oregon ("Bank"), as agent for itself and any other subsidiary or affiliate of BankAmerica corporation which has extended or may hereafter extend credit to Borrower (the "Lending Banks"), a security interest in the following described property ("Collateral"):

  A.    All of the following, whether now owned or hereafter acquired by
Borrower: accounts ("Receivables").

  B. All returned or repossessed goods, now owned or hereafter acquired by Borrower, which upon sale or lease, resulted in an account.

  C. All proceeds now owned or hereafter acquired by Borrower of any of the above-described property.

  D. All books and records now owned or hereafter acquired by Borrower pertaining to any of the above-described property, including but not limited to any computer-readable memory and any computer hardware or software necessary to process such memory ("Books and Records").

2. THE INDEBTEDNESS. The Collateral secures and will secure all Indebtedness of Borrower to Bank or to any other Lending Bank. For the purposes of this Agreement, "Indebtedness" means all loans and advances made by any Lending Bank to Borrower and all other obligations and liabilities of Borrower to any Lending Bank, whether now existing or hereafter incurred or created, whether voluntary or involuntary, whether due or not due, whether absolute or contingent, or whether incurred directly or acquired by such Lending Bank by assignment or otherwise. Unless Borrower shall have otherwise agreed in writing, Indebtedness, for the purposes of this Agreement, shall not include "consumer credit" subject to the disclosure requirements of the Federal Truth in Lending Act or any regulations promulgated thereunder.

3.   BORROWER'S COVENANTS.  Borrower covenants and warrants that, unless
compliance is   waived by Bank in writing:
  A. Borrower will properly preserve the Collateral; defend the Collateral against any adverse claims and demands; and keep accurate Books and Records.
  B. Borrower has notified Bank in writing of, and will notify Bank in writing prior to any c change in the locations of
         (i) Borrower's place of business or Borrower's chief executive office if Borrower has more than one place of business and (ii) any Collateral, including the Books and Records.
  C. Borrower will notify Bank in writing prior to any change in Borrower's name, identify or business structure.
  D. Borrower has not granted and will not grant any security interest in any of the Collateral except to Bank, and will keep the Collateral free of all liens, claims, security interests and encumbrances of any kind or nature, except the security interest of bank.
  E. Borrower will not sell or assign, agree to sell or assign, or otherwise dispose of, any Receivables except with the prior written consent of Bank.
  F. Borrower has not executed and will not execute any security agreement or financing statement covering inventory except to Bank.
  G. Until Bank exercises its rights to make collection, Borrower will diligently collect all Receivables.
  H. Borrower will promptly notify Bank in writing of any legal process levied against the Collateral or any other event which affects the value of any Collateral or the rights and remedies of Bank in relation thereto.

4. ADDITIONAL OPTIONAL REQUIREMENTS. Borrower agrees that Bank may at its option at any time, whether or not Borrower is in default:
  A. Require Borrower to deliver to Bank (i) copies of or extracts from the Books and Records, and (ii) information on any contracts or other matters affecting the Collateral.
  B. Examine the Collateral, including the Books and Records, and make copies of or extracts from the Books and Records, and for such purposes enter at any reasonable time upon the property where any Collateral or any Books and Records are located.
  C. Require Borrower to obtain Bank's prior written consent to any sale, lease, agreement to sell or lease, or other disposition of any Collateral referred to in Paragraph l.B above.

  5. DEFAULTS. Any one or more of the following shall be a default hereunder:
  A.     Borrower fails to pay any Indebtedness to Bank when due.
  B. Borrower breaches any term, provision, warranty or representation under this Agreement or under any other obligation of Borrower to Bank or any Lending Bank.
  C. Any custodian, receiver or trustee is appointed to take possession, custody or control of all or a substantial portion of the property of Borrower or of any guarantor of any Indebtedness.
  D. Borrower or any guarantor of any Indebtedness becomes insolvent, or is generally not paying or admits in writing its inability to pay its debts as they become due, fails in business, makes a general assignment for the benefit of creditors, dies or commences any case, proceeding or other action under any bankruptcy or other law for the relief of,or relating to, debtors.
  E. Any case, proceeding or other action is commenced against Borrower or any guarantor of any Indebtedness under any bankruptcy or other law for the relief of, or relating to, debtors.
  F. Any involuntary lien of any kind or character attaches to any Collateral.
  G. Any financial statements, certificates, schedules or other information now or hereafter furnished by Borrower to Bank proves false or incorrect in any material respect.

6. BANK'S REMEDIES AFTER DEFAULT. In the event of any default Bank may do any one or more of the following:
  A. Declare any Indebtedness immediately due and payable, without notice or demand.
  B. Enforce the security interest given hereunder pursuant to the Oregon Uniform Commercial Code and any other applicable law.
  C. Enforce the security interest of Bank, or exercise any right of setoff, in any deposit account of Borrower maintained with Bank or any Lending Bank by applying such account to the Indebtedness.
  D. Require Borrower to assemble the Collateral, including the Books and Records, and make them available to Bank at a place designated by Bank.
  E. Enter upon the property where any Collateral, including any Books and Records are located and take possession of such Collateral and such Books and Records, and use such property (including any buildings and facilities) and any of Borrower's equipment, if Bank deems such use necessary or advisable in order to take possession of, hold, preserve, process, assemble, prepare for sale or lease, market for sale or lease, sell or lease, or otherwise dispose of, any Collateral.
  F. Grant extensions and compromise or settle claims with respect to the Collateral for less than face value, all without prior notice to Borrower.
  G. Have a receiver appointed by any court of competent jurisdiction to take possession of the Collateral.
  H. Take such measures as Bank may deem necessary or advisable to take possession of, hold, preserve, process, assemble, insure, prepare for sale or lease, market for sale or lease, sell or lease, or otherwise dispose of, any Collateral, and Borrower hereby irrevocably constitutes and appoints Bank as Borrower's attorney-in-fact to perform all acts and execute all documents in connection therewith.

  I. Require Borrower to segregate all collections and proceeds of the Receivables so that they are capable of identification and deliver daily such collections and proceeds to Bank in kind.
  J. Require Borrower to deliver to Bank any Receivables evidenced by instruments or chattel paper.
  K. Notify any account debtors, any buyers of the Collateral, or any other persons of Bank's interest in the Collateral.
  L. Require Borrower to direct all account debtors to forward all payments and proceeds of the Collateral to a post office box under Ban]Cs exclusive control.
  M. Demand and collect any payments and any proceeds of the Collateral. In connection therewith Borrower irrevocably authorizes Bank to endorse or sign Borrower's name on all checks, drafts, collections, receipts and other documents, and to take possession of and open the mail addressed to Borrower and remove therefrom any payments and proceeds of the Collateral.

  7.     MISCELLANEOUS.
  A. Any waiver, express or implied, of any provision hereunder and any delay or failure by Bank to enforce any provision shall not preclude Bank from enforcing any such provision thereafter.
  B. Borrower shall, at the request of Bank, execute such other agreements, documents, instruments, or financing statements in connection with this Agreement as Bank may reasonably deem necessary. A carbon, photostatic or other reproduction of this Security Agreement or any financing statement is sufficient as a financing statement.
  C. All notes, security agreements, subordination agreements and other documents executed by Borrower or furnished to Bank in connection with this Agreement must be in form and substance satisfactory to Bank.
  D. This Agreement shall be governed by and construed according to the laws of the State of Oregon, to the jurisdiction of which the parties hereto submit.
  E. All rights and remedies herein provided are cumulative and not "elusive of any rights or remedies otherwise provided by law. Any single or partial exercise of any right or remedy shall not preclude the further exercise thereof or the exercise of any other right or remedy.
  F. All terms not defined herein are used as set forth in the Oregon Uniform Commercial Code.
  G. In the event of any action by Bank or any Lending Bank to enforce this Agreement or to protect the security interest of Bank in the Collateral, or to take possession of, hold, preserve, process, assemble, insure, prepare for sale or lease, market for sale or lease, sell or lease, or otherwise dispose of, any Collateral, Borrower agrees to pay immediately the costs and expenses thereof, together with reasonable attorney's fees and allocated costs for in-house legal services. Such costs and attorney's fees shall include, without limitation, those incurred on any appeal, as determined by the appellate court, and any anticipated costs and attorney's' fees to pursue or collect any judgment.


  Dated: May 17,  1996

  Bank of America Oregon     CFI ProServices, Inc.